As filed with the Securities and Exchange Commission on December 7, 2004 Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE BOSTON BEER COMPANY, INC. (Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-3284048 (I.R.S. Employer Identification No.)

75 Arlington Street Boston, Massachusetts 02116 (Address of Principal Executive Offices)

The Boston Beer Company, Inc. 1996 Stock Option Plan for Non-Employee Directors

(Full title of the plan)

Frederick H. Grein, Jr., Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
(617) 345-1195

(Name and address, including zip code, and telephone number, including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Stock, $.01 par value, per share	150,000 Shares	$21.73(2)	$3,529,500(2)	$412.98

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of Class A Common Stock (the "Common Stock") which become issuable under the stock option plan to which this registration relates by reason of any anti-dilution provisions, stock split, stock dividend, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of Common Stock.

(2)

Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average high and low price of the registrant's Common Stock as reported on the New York Stock Exchange on December 1, 2004.

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NOTE

      This registration statement is being filed solely for the purpose of registering 150,000 additional shares of the Common Stock issuable pursuant to The Boston Beer Company, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Plan") originally adopted in 1996 and amended and restated on October 19, 2004. The total number of shares issuable under the Plan is 350,000 as of December 7, 2004, of which 100,000 shares were previously registered on a registration statement on Form S-8 by the registrant on September 18, 1996 (Reg. No. 333-12221) and 100,000 shares were previously registered on a registration statement on Form S-8 by the registrant on March 28, 2002 (Reg. No. 333-85110) (together, the "Prior Registration Statements"). Pursuant to Instruction E to Form S-8 and the telephonic interpretation contained in the Securities and Exchange Commission's Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 97), this registration statement incorporates by reference the contents of the Prior Registration Statements, each to the extent not modified by this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

      The legality of the shares of Common Stock of the registrant offered hereby will be passed upon for the registrant by Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110.

Item 6. Indemnification of Directors and Officers.

Business Corporation Act

      Section 8.51 of Chapter 156D of the General Laws of the Commonwealth of Massachusetts, which became effective on July 1, 2004, authorizes a Massachusetts corporation to indemnify any individual who is a party to a proceeding because such individual serves as a director of such corporation (or who, while serving as a director, at the corporation's request, served as a director, officer, partner, trustee, employee or agent of another organization) against any liability incurred in the proceeding if either: (1) (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed that his or her conduct was in the best interests of the corporation or that his or her conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, such individual had no reasonable cause to believe his or her conduct was unlawful; or (2) such individual engaged in conduct for which he or she shall not be liable under a provision of the corporation's articles of organization eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, which provision may not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to shareholders, or (d) for any transaction from which the director derived an improper personal benefit. Section 8.51 of Chapter 156D prohibits a Massachusetts corporation from indemnifying a director if the director's conduct does not satisfy the standards set forth in Section 8.51.

      In addition, Section 8.52 of Chapter 156D requires a Massachusetts corporation to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

      Under Section 8.53 of Chapter 156D, a Massachusetts corporation is permitted to, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a

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director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the statutory standard of conduct described in Section 8.51 or that the proceeding involves conduct for which liability has been eliminated under a provision of the corporation's articles of organization; and (2) his or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined that he or she has not met the statutory standard of conduct described in Section 8.51. Authorizations for the advancement of expenses are required to be made (1) by a majority vote of the corporation's disinterested directors (or a committee comprised of two or more disinterested directors) or (2) by a vote of the shareholders (excluding shares owned by or voted under the control of a director who at the time does not qualify as disinterested director); or (3) as otherwise permitted by law.

      Section 8.54 of Chapter 156D permits a director of a Massachusetts corporation who is a party to a proceeding because he or she is a director to apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

      Under Section 8.55 of Chapter 156D, a Massachusetts corporation may not indemnify a director under Section 8.51 unless authorized for a specific proceeding after a determination has been made that indemnification of a director is permissible because he or she meets the standard of conduct set forth in Section 8.51.

      Section 8.56 of Chapter 156D permits a Massachusetts corporation to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (or who, while serving as an officer, at the corporation's request, served as a director, officer, partner, trustee, employee or agent of another organization) to the same extent as a director and if he or she is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and may apply to a court for indemnification or an advance for expenses under Section 8.54, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Articles of Organization and By-Laws

      Article VI of the Articles of Organization of the registrant provides in relevant part as follows:

      No Director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any statutory provision or other law imposing such liability, except for liability of a Director (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any Director of the corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

      Article 7 of the registrant's By-Laws, as amended, provides as follows:

      Section 7.1 Definitions. For purposes of this Article 7:

      (a)    "Director - or - Officer" means any person who is serving or has served as a Director, officer or employee of the Corporation appointed or elected by the Board of Directors or the stockholders

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of the Corporation, or any Director, officer or employee of the Corporation who is serving or has served at the request of the Corporation as a Director, officer, trustee, principal, partner, member of a committee, employee or other agent of any other organization, or in any capacity with respect to any employee benefit plan of the Corporation or any of its subsidiaries.

      (b)    "Proceeding" means any action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened in or before any court, tribunal, administrative or legislative body or agency, and any claim which could be the subject of a Proceeding.

      (c)    "Expense" means any fine or penalty, and any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in connection with a Proceeding. The term "Expense" shall include any taxes or penalties imposed on a Director or Officer with respect to any employee benefit plan of the Corporation or any of its subsidiaries.

      Section 7.2 Right to Indemnification. Except as limited by law or as provided in Sections 7.3 and 7.4 of this Article 7, each Director or Officer (and his heirs and personal representatives) shall be indemnified by the Corporation against any Expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as a Director or Officer.

      Section 7.3 Indemnification Not Available. No indemnification shall be provided to a Director or Officer with respect to a Proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Corporation, or, to the extent that such Proceeding relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

      Section 7.4 Compromise or Settlement. In the event that a Proceeding is disposed of by settlement or in the event of any adjudication which, in the opinion of a majority of the disinterested Directors (who may consult or defer to the opinion of the General Counsel or outside counsel to be employed by the Corporation) or, if there are no disinterested Directors, the General Counsel (who may consult or defer to the opinion of outside counsel to be employed by the Corporation), does not make a sufficient determination of conduct which could preclude or permit indemnification in accordance with this section 7, the Director or Officer shall be entitled to indemnification unless, as determined by a majority of the disinterested Directors (who may consult or defer to the opinion of the General Counsel or outside counsel to be employed by the Corporation) or, if there are no disinterested directors, the General Counsel (who may consult or defer to the opinion of outside counsel to be employed by the Corporation), such Director or Officer's conduct was such as precludes indemnification under this Section 7.

      Section 7.5 Advances. The Corporation shall pay sums on account of indemnification in advance of a final disposition of a Proceeding upon receipt of an undertaking by the Director or Officer to repay such sums if it is subsequently established that he is not entitled to indemnification pursuant to Sections 7.3 and 7.4 hereof, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

      Section 7.6 Not Exclusive. Nothing in this Article 7 shall limit any lawful rights to indemnification existing independently of this Article 7.

      Section 7.7 Insurance. The provisions of this Article 7 shall not limit the power of the Board of Directors to authorize the purchase and maintenance of insurance on behalf of any Director or Officer against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article 7.

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Directors' and Officers' Liability Insurance

      The directors and officers of the registrant are insured under an insurance policy which insures them against claims made during the policy period, and liability arising therefrom, for certain wrongful acts in their capacity as officers and/or directors.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated 1996 Stock Option Plan For Non-Employee Directors.

5.1	Opinion of Nixon Peabody LLP.

23.1	Consent of Nixon Peabody LLP (including in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP

23.3	Notice Regarding Consent of Arthur Andersen LLP

24.1	Powers of Attorney (See Page II-2).

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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on December 7, 2004.

THE BOSTON BEER COMPANY, INC.

By	/s/Martin F. Roper

Martin F. Roper, President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Martin Roper and C. James Koch and each of them acting without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Martin F. Roper	President, Chief Executive Officer and	December 7, 2004
Director
Martin F. Roper	(principal executive officer)

/s/William F. Urichr	Chief Financial Officer and Treasurer	December 7, 2004
(principal financial and accounting
William F. Urich	officer)

/s/C. James Koch	Chairman of the Board of Directors and	December 7, 2004
Clerk
C. James Koch

/s/Pearson C. Cummin, III	Director	December 7, 2004

Pearson C. Cummin, III

/s/Robert N. Hiatt	Director	December 7, 2004

Robert N. Hiatt

/s/Charles Joseph Koch	Director	December 7, 2004

Charles Joseph Koch

/s/Jean Michel Valette	Director	December 7, 2004

Jean-Michel Valette

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INDEX TO EXHIBITS

Exhibit Number	Description	Location

4.1	Amended and Restated 1996 Stock Option Plan For Non-Employee Directors.	Filed herewith

5.1	Opinion of Nixon Peabody LLP.	Filed herewith

23.1	Consent of Nixon Peabody LLP	Contained in opinion filed as Exhibit 5.1 to this Registration Statement

23.2	Consent of Deloitte & Touche LLP	Filed herewith

23.3	Notice Regarding Consent of Arthur Andersen LLP	Filed herewith

24.1	Powers of Attorney	See Page II-2 of this Registration Statement

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